EXHIBIT 99.3

TPT Global Tech’s Broadband Subsidiary TPT Speedconnect Closes Merger Agreement with Pink Sheet Company

SAN DIEGO, CA / ACCESSWIRE / April 6, 2023 / TPT Global Tech Inc. (OTCQB:TPTW) www.tptglobaltech.com is pleased to announce that its wholly-owned subsidiary, TPT SpeedConnect, LLC ("TPT SpeedConnect") a leading provider of high-speed internet and communication services, has closed on an agreement to merge with Asberry 22 Holdings Inc. (ASHI), a publicly traded formerly shell Pink Sheet company (Stock Symbol: ASHI). Under the terms of the agreement, TPTW will retain majority control over TPT SpeedConnect with approximately 85% ownership or 4,658,318 shares of the common shares and 100% of the Series A Preferred Stock, allowing TPT SpeedConnect's financial statements to be consolidated into TPTW. TPTW acquired the Series A Preferred Stock, which has supermajority voting control, with a 6% convertible promissory note of $500,000 due in 180 days.

"We believe this merger is a major milestone for TPTW and TPT SpeedConnect," said Stephen J. Thomas III, CEO of TPT Global Tech. "We are excited to close on this merger with ASHI. We believe the merger will help create a strong platform for growth, expansion, and raising capital, enabling us to provide even better services and solutions to our customers."

TPT Speed Connect has completed its 4G+/5G network build-out and network upgrade and started its new marketing efforts in the States of Texas, Idaho, and Arizona. The new network deployment is the company's continuing efforts to upgrade its Mid-American overall network for rural broadband and position itself for faster market share growth.

The combined companies will retain the TPT SpeedConnect name and will continue to be headquartered in San Diego CA.

About TPT Global Tech Inc.

TPT Global Tech Inc. (OTCQB:TPTW) is a technology-based company that provides multimedia and telecommunications products and services, including smart city developments, wireless broadband internet services, VuMe (Social Media, VOD, and TV streaming content) and government contracting. TPTW's operations are primarily conducted through its majority-owned subsidiaries, TPT SpeedConnect, TPT Strategic, Inc., and Blue Collar Productions, Inc. based in LA, CA.

About TPT SpeedConnect. TPT SpeedConnect is a leading provider of high-speed internet and communication services to residential and business customers. The company serves customers across [states/countries] and is committed to providing exceptional customer service and innovative solutions that meet the evolving needs of its customers.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

Shep Doniger

561-637-5750

sdoniger@bdcginc.com

IR-Frank Benedetto

619-915-9422

SOURCE: TPT Global Tech Inc.